Exhibit 4.11
THIS WARRANT (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE THEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS WARRANT IS HEREBY NOTIFIED THAT THE SELLER OF THIS WARRANT MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.
THE HOLDER OF THIS WARRANT AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE THEREOF MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) BEGINNING ONE YEAR FROM ISSUE, PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.
PRIOR TO TRANSFER OF OWNERSHIP OF ALL OR ANY PORTION OF THIS SECURITY, THE PURCHASER MUST DELIVER TO THE COMPANY A PURCHASER’S LETTER, APPROPRIATELY COMPLETED AND EXECUTED, IN THE FORM REASONABLY SPECIFIED BY THE COMPANY , AND THE COMPANY OR A PERSON AUTHORIZED TO ACT ON THE COMPANY’S BEHALF SHALL HAVE GIVEN ITS PRIOR CONSENT TO SUCH TRANSFER, WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD, DELAYED OR CONDITIONED.

Issue Date: ,	Number of Shares: •
WC-

COMMON STOCK PURCHASE WARRANT
To Purchase Shares of Common Stock, $0.0001 par value, of
TRIDENT RESOURCES CORP.

     THIS CERTIFIES that, for value received, [                 ] (together with successors and assigns, the “Holder”), is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time (subject to the provisions of Sections 1.2 and 1.3 hereof) on or prior to the Termination Date (as defined in Section 1.2 hereof), but not thereafter, to subscribe for and purchase, from TRIDENT RESOURCES CORP., a Delaware corporation (the “Company”), the number of shares shown above (subject to adjustment pursuant to Section 8 hereof, the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), at an exercise price per Share equal to the “Exercise Price”, as defined in Section 1.1 below (subject to adjustment pursuant to Section 8 hereof). This Warrant is issued in connection with the Credit Agreement dated November 24, 2006 (the “Credit Agreement”) among the Company, Credit Suisse, Toronto Branch and the other parties thereto. All Warrants issued in connection with the Credit Agreement are herein referred to as the “Credit Agreement Warrants”.
     1. Exercise of Warrant.
          1.1 Exercisable Amount and Exercise Price. This Warrant shall be exercisable for                      shares of Common Stock, subject to adjustment pursuant to Section 8 hereof. The exercise price per Share (the “Exercise Price”) shall be equal to the lower of (a) $ (the “Default Exercise Price”) and (b) an amount equal to (i) upon a “Change of Control” (as defined in the Credit Agreement) that occurs prior to the consummation of a Qualifying IPO (as defined in the Credit Agreement), 80% of the price per share of the Company’s Common Stock stated or implicit in the transaction or transactions resulting in such Change of Control (for greater certainty, excluding the effect of such 20% discount to the price per share of the Company’s Common Stock stated or implicit in the transaction or transactions resulting in such Change of Control related to the Credit Agreement Warrants) or (ii) in all other cases, 80% of the per share offering price in the Qualifying IPO (if such offering price is not denominated in Canadian dollars, converted to a Canadian dollar equivalent based on the Bank of Canada noon buying rate on the business day prior to the consummation of the Company’s initial public offering). The Exercise Price and Default Exercise Price shall be subject to adjustment pursuant to Section 8 hereof.
          1.2 Conditions to Exercise and Termination Date. This Warrant is not exercisable until the earlier to occur of (a) the date that is one year and one day after the consummation of a Qualifying IPO (the “IPO Effective Warrant Date”); or (b) the date that is the day after the second anniversary of the date of this Warrant, or (c) the date that is immediately prior to a Change of Control (in which event exercise of this Warrant shall be conditioned upon the consummation of the Change of Control). This Warrant shall terminate on, and shall not be exercisable after, the date (the “Termination Date”) which is the earlier to occur of (a) the close of business on the date seven years after the IPO Effective Warrant Date or (b) the close of business on the date seven years after a Partial Change of Control (as defined below), or (c) the consummation of a Change of Control which is not a Partial Change of Control. A “Partial Change of Control” shall mean the Existing Shareholders (as defined in the Credit Agreement) shall cease to have beneficial ownership (within the meaning of Rule 13d 3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests (as defined in the Credit Agreement) of the Company representing 50% or more of the combined voting power of all Voting Interests of the Company; but shall retain such beneficial ownership of Voting Interests having at least 20% or more of the combined voting power of all Voting Interests of the Company. The Company shall notify the Holder not less than fourteen (14) days before the IPO Effective Warrant Date or the date of consummation of a Change of Control, such notice to include a statement (with reasonable explanation, if applicable) of the then effective Exercise Price.
          1.3 Exercise Procedures. This Warrant may be exercised, subject to compliance with applicable securities laws, only by the surrender of this Warrant and delivery of a duly executed Notice of Exercise (the “Notice of Exercise”) in the form annexed hereto, plus payment of the Exercise Price by certified bank or cashier’s check, at the office of the Company, or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address set forth below.
     2. Issuance of Stock and New Warrant; No Fractional Shares or Scrip. Certificates for the Shares purchased hereunder and, unless this Warrant has been fully exercised, a new Warrant representing the portion of the Shares with respect to which this Warrant shall not then have been exercised shall be delivered to the Holder promptly after the date on which this Warrant shall have been exercised as aforesaid. The Company covenants that all Shares which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant, be fully paid and nonassessable. The Company agrees that the Shares so issued shall be and be deemed to be issued to the Holder as the record owner of such Shares as of the close of business on the date on which this Warrant shall have been exercised as aforesaid. The Company further covenants to at all times maintain a sufficient number of authorized but unissued shares of Common Stock to allow for the exercise of this Warrant. The Company shall not close its books against the transfer of this Warrant or of any Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Shares issuable upon exercise of this Warrant is at all times less than or equal to the Exercise Price then in effect. In connection with any sale of the Company by way of merger, sale of all or substantially all of the Company’s assets, or otherwise, by which all holders of shares of Common Stock are to receive consideration not consisting of cash or marketable securities, the Company shall notify the Holder, not less than fourteen (14) days prior to the date of consummation of the proposed Change of Control, of the type and nature of the consideration to be received by the holders of shares of Common Stock and of the valuation placed on such consideration by the Company for the purpose of allocating the total consideration among holders of shares of the Company’s Common Stock and the holders of the Credit Agreement Warrants and other common equity securities of the Company. Not later than five (5) days prior to the date of consummation of the proposed Change of Control, Holders of Credit Agreement Warrants holding more than 25% of the aggregate number of Credit Agreement Warrants then outstanding may require that the Company, at its expense, engage an independent appraiser for the purpose of appraising such consideration. Such independent appraiser shall be designated by the Company, subject to the approval of Holders of Credit Agreement Warrants holding more than 50% of the aggregate number of Credit Agreement Warrants then outstanding, which approval shall not be unreasonably delayed, withheld or conditioned. The determination of such appraiser as to the fair market value of such consideration shall be final and binding for all purposes, and the Company shall require that the consideration received or to be received in connection with such proposed Change of Control be allocated accordingly among holders of shares of Common

Stock, holders of the Credit Agreement Warrants, and holders of other common equity securities of the Company.
     3. Charges, Taxes and Expenses. Issuance of certificates for the Shares upon the exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or, subject to compliance with applicable laws, including, without limitation, applicable securities laws, and the consent of the Company (not to be unreasonably withheld, delayed or conditioned), in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and provided further, that upon any such transfer involved in the issuance of any certificates for the Shares in a name other than the name of the Holder, the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax or other charge or expense incidental thereto.
     4. No Rights as Stockholders. This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof.
     5. Registry of Warrant. The Company shall maintain at the office set forth in Section 10.02(a) of the Credit Agreement a registry showing the name and address of the Holder. This Warrant may be surrendered for transfer or exercise, in accordance with its terms, at such office or agency of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.
     6. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.
     7. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of Delaware, State of New York or Province of Alberta, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.
     8. Adjustment of Exercise Price, Default Exercise Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price and the Default Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows.
          8.1 Reclassification or Merger. In case of any recapitalization, reclassification, reorganization or other change of securities of the class issuable upon exercise of this Warrant (other than a change solely in par value or from par value to no par value or vice versa or as a result of a subdivision or combination of Shares or other securities subject to this Warrant), the Company shall duly execute and deliver to the Holder a new Warrant as nearly equivalent as possible to this Warrant; and in case of any merger or consolidation of the Company with or into another corporation (other than a merger or consolidation with another corporation in which the Company is the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing entity shall (i) duly execute and deliver to the Holder a new Warrant as nearly equivalent as possible to this Warrant or (ii) make appropriate written provisions, without the issuance of a new Warrant, so that the Holder shall have the right to receive upon exercise of this Warrant, at a total exercise price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Shares or other securities theretofore issuable upon exercise of this Warrant immediately prior to such recapitalization, reclassification, reorganization or other change, the kind and amount of shares of stock, other securities, money and property receivable upon such recapitalization, reclassification, reorganization, change, merger, consolidation or sale by a holder of the number of Shares or other securities then purchasable under this Warrant. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8. The provisions of this Section 8.1 shall similarly apply to successive recapitalizations, reclassifications, reorganizations, changes, mergers, consolidations and sales.
          8.2 Split, Subdivision or Combination of Shares. If the Company, at any time after the date hereof shall split or subdivide its outstanding Shares, the Exercise Price and the Default Exercise Price shall be decreased in inverse proportion to such split or subdivision, and the number of Shares issuable hereunder shall be increased in direct proportion to such split or subdivision. If the Company at any time after the date hereof shall combine its outstanding shares, the Exercise Price and the Default Exercise Price shall be increased in inverse proportion to such combination, and the number of Shares issuable hereunder shall be decreased in direct proportion to such combination. All such increases or decreases referred to in this Section 8.2 shall become effective at the close of business on the date the split, subdivision or combination becomes effective.
          8.3 Adjustments for Dividends in Stock or Other Securities or Property. If, at any time while this Warrant or any portion thereof remains outstanding and unexpired, the holders of the Company’s Common Stock shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, shares of Common Stock, or additional stock or other securities or property (other than cash) of the Company by way of dividend or other distribution, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the Shares receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such event, retained such shares and/or all other or additional stock or other securities or property that would have been received by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 8.

          8.4 Adjustments for Dividends or Distributions in Cash. In the event that prior to the IPO Effective Warrant Date, the Company pays a dividend (or makes a distribution) in respect of its Common Stock payable in cash, then the Exercise Price and the Default Exercise Price shall both be reduced by the amount per share of such cash dividend or distribution. If, following the IPO Effective Warrant Date, the Company pays a dividend (or makes a distribution in respect of its Common Stock), the Company shall give the Holder not fewer than twenty (20) days prior notice of the record date for such dividend or distribution.
          8.5 Adjustment for Certain Dilutive Issuances, Splits and Combinations. If the Company should issue, at any time after the date hereof but prior to the occurrence of the Termination Date, any Additional Stock (as defined in Section 8.6 below) without consideration or for a consideration per share less than the Antidilution Benchmark Price (as hereinafter defined) then in effect (i.e., after giving effect to any adjustments pursuant to Section 8 hereof) then the Exercise Price and the Default Exercise Price shall automatically be decreased by multiplying such number by a fraction, the numerator of which shall be (x) (i) the number of shares of Common Stock outstanding immediately prior to such issuance plus (ii) the number of shares of Common Stock represented by the Series A Units issued by the Company (each consisting of one share of the Company’s Series A Cumulative Preferred Stock, plus an associated warrant to purchase initially one share of Common Stock (all such shares and associated warrants being herein referred to as the “Series A Preferred Stock and Warrants”)) and by the Series B Units issued by the Company (each consisting of one share of the Company’s Series B Cumulative Preferred Stock, plus an associated warrant to purchase initially one share of Common Stock (all such shares and associated warrants being herein referred to as the “Series B Preferred Stock and Warrants”)), assuming redemption of all such shares of preferred stock and full exercise of all such warrants and satisfaction of the rights of the holders thereof by issuance of shares of Common Stock plus (iii) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding immediately prior to such issuance (the sum of the foregoing clauses (i), (ii) and (iii) being herein referred to as the “Outstanding Common Equity”) plus (iv) the number of shares of Common Stock that the aggregate consideration received by the Company for such issuance would purchase at the Antidilution Benchmark Price then in effect, and the denominator of which shall be (y) (i) the number of shares of Outstanding Common Equity plus (ii) the number of shares of such Additional Stock issued. The “Antidilution Benchmark Price” shall be equal to the Default Exercise Price until consummation of a Qualifying IPO, and thereafter the Antidilution Benchmark Price shall be equal to 90% of the moving average of the market price of the Company’s Common Stock, as reported on Nasdaq or any other national quotation system, over the period of twenty (20) consecutive trading days, the last of which shall be the second trading day prior to the date on which the Company issues Additional Stock in a transaction resulting in an adjustment to the Default Exercise Price and the Exercise Price pursuant to this Section 8.5.
          8.6 Definition of “Additional Stock”. For purposes of Section 8.5, “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 8.8) by the Company after the date hereof, other than

          (a) Common Stock issued pursuant to stock dividends, stock splits or similar transactions, resulting in an adjustment in the number of Shares issued, the Default Exercise Price and the Exercise Price pursuant to Section 8.2 hereof;
          (b) Shares of Common Stock issued or issuable to employees, consultants or directors of the Company directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Company, subject to (from the date of issuance of this Warrant through the date of consummation of a Qualifying IPO) a maximum aggregate number of shares equal to 12% of Outstanding Common Equity, which number is subject to adjustment as provided in Sections 8.1, 8.2 and 8.3 prior;
          (c) Shares of Common Stock issuable upon exercise of the Warrants associated with the Company’s Series A Cumulative Preferred Stock or Series B Cumulative Preferred Stock, or conversion or exercise of other convertible or exercisable securities outstanding as of the date of this Warrant including, without limitation, warrants, notes and options; and
          (d) Shares of Common Stock issued or issuable with the consent of the Holder.
          8.7 Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.
          8.8 Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the date hereof) of securities or rights, options or warrants convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of Sections 8.5 and 8.6:
          (a) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments with respect to events that have not then occurred) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments with respect to events that have not then occurred) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 8.7).

          (b) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the number of shares issuable upon exercise of this Warrant, to the extent adjusted pursuant to Section 8.5 hereof as a result of the issuance of such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.
          (c) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the number of shares issuable upon exercise of this Warrant, to the extent adjusted pursuant to Section 8.4 hereof as a result of the issuance of such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.
          8.9 Series A Preferred Stock and Warrants and Series B Preferred Stock and Warrants. If upon the completion of the redemption and exercise of the Series A Preferred Stock and Warrants and the Series B Preferred Stock and Warrants the Company has issued in excess of ten million (10,000,000) shares of Common Stock (the “Preferred Share Limit,” which number shall be subject to adjustment as provided in Sections 8.1, 8.2 and 8.3 hereof) in respect thereof, then the number of shares of Common Stock issuable upon exercise of all of the Credit Agreement Warrants shall be increased by an amount equal to ten percent (10%) of such excess, and the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased pro rata in proportion to the number of shares of Common Stock issuable upon exercise of all of the Credit Agreement Warrants. Notwithstanding the foregoing, (1) shares of Common Stock issued in connection with the redemption and exercise of the Series A Preferred Stock and Warrants and the Series B Preferred Stock and Warrants the Company has issued that are repurchased by the Company for cash pursuant to the exercise of the Preferred Stockholder’s put right associated with such Preferred Stockholder’s Series A Preferred Stock and Warrants or Series B Preferred Stock and Warrants, (2) shares of Common Stock issued in connection with the redemption and exercise of the Series A Preferred Stock and Warrants and the Series B Preferred Stock and Warrants the Company has issued, which redemption and exercise results from a Change of Control, that are repurchased by the Company for cash or other consideration and (3) shares of Common Stock underlying the Series A Preferred Stock and Warrants and the Series B Preferred Stock and Warrants the Company has issued where such Series A Preferred Stock and Warrants or such Series B Preferred Stock and Warrants are repurchased for cash shall not count towards the Preferred Share Limit.
          8.10 Other Events. If any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company shall, consistent with the fundamental intent of such provisions, make an appropriate adjustment in the Exercise Price and the number of Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder.

          8.11 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 8, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and shall furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such Holder, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price and the Default Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of this Warrant.
     9. Restrictions on Transferability of Securities.
          9.1 Restrictions on Transferability. This Warrant and the Shares or other securities issuable upon exercise of this Warrant (collectively the “Securities”) are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and such Securities have not been and will not be registered under the Securities Act. Each holder of Securities agrees, and will cause any proposed purchaser, assignee, pledgee or transferee of Securities held by such holder to agree, to take and hold such Securities subject to the provisions and upon the conditions specified in this Section 9 and that (A) such Securities may be offered, resold, pledged or otherwise transferred only (i) to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) beginning one year from the date of issue, pursuant to an exemption from registration under the Securities Act (if available), or (iii) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iii) in accordance with any applicable securities laws of any State of the United States, (B) prior to transfer of ownership of all or any portion of any Securities, the purchaser must deliver to the Company a purchaser’s letter, appropriately completed and executed, in the form reasonably specified by the Company, and the Company or a person authorized to act on the Company’s behalf shall have given its prior consent to such transfer (such consent not to be unreasonably withheld, delayed or conditioned), and (C) contemporaneously with any exercise of this Warrant, in whole or in part, to execute a joinder to the Company’s Third Amended and Restated Stockholder Agreement dated March 29, 2005 (the “Stockholder Agreement”), to the extent such agreement is still then in effect, evidencing such holder’s agreement to be bound by the terms thereof. The Company shall not be required to (i) transfer on its books any Securities that have been sold or transferred in contravention of the restrictions of this Warrant or (ii) treat as the owner of Securities, or otherwise to accord any rights to, any transferee to whom Securities have been transferred in contravention of the restrictions of this Warrant. Subject to the provisions of this Section 9, this Warrant and the Securities are transferable, in whole or in part, at the office or agency of the Company referred to in Section 10.02 of the Credit Agreement, by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed.
          9.2 Restrictive Legend. Each certificate representing the Securities and any other securities issued in respect of the Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of 9.3 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):
THIS WARRANT (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE THEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS WARRANT IS HEREBY NOTIFIED THAT THE SELLER OF THIS WARRANT MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.
THE HOLDER OF THIS WARRANT AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE THEREOF MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) BEGINNING ONE YEAR FROM ISSUE, PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.
PRIOR TO TRANSFER OF OWNERSHIP OF ALL OR ANY PORTION OF THIS SECURITY, THE PURCHASER MUST DELIVER TO THE COMPANY A PURCHASER’S LETTER, APPROPRIATELY COMPLETED AND EXECUTED, IN THE FORM REASONABLY SPECIFIED BY THE COMPANY , AND THE COMPANY OR A PERSON AUTHORIZED TO ACT ON THE COMPANY’S BEHALF SHALL HAVE GIVEN ITS PRIOR CONSENT TO SUCH TRANSFER, WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD, DELAYED OR CONDITIONED.
To be added for shares of Common Stock issued while the Stockholder Agreement remains in effect:
THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE COMPANY’S THIRD AMENDED AND RESTATED STOCKHOLDER AGREEMENT DATED MARCH 29, 2005 (THE “STOCKHOLDER AGREEMENT”). THE COMPANY WILL, UPON REQUEST DIRECTED TO THE COMPANY’S PRINCIPAL EXECUTIVE OFFICE, FURNISH A COPY OF THE STOCKHOLDER AGREEMENT TO THE REGISTERED OWNER OF THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE.
     Each holder of Restricted Securities and each subsequent transferee (hereinafter collectively referred to as a “Restricted Holder”) consents to the Company making a notation on its records and giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer established in this Section 9. Securities represented by a certificate bearing the legend set forth in this Section 9.2 are referred to herein as “Restricted Securities.”
          9.3 Removal of Restrictions on Transfer of Securities. Any legend referred to in Section 9.2 hereof stamped on a certificate evidencing the Securities, and the stock transfer instructions and record notations with respect to the Securities shall be removed, and the Company shall issue a certificate without such legend to the Restricted Holder of the Securities, if the offer and sale of such Securities is registered under the Securities Act, or if such Restricted Holder provides the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that a public sale or transfer of such security may be made without registration under the Securities Act and such Restricted Holder provides the Company with reasonable assurances and customary supporting documentation, including, without limitation, representation letters from the Holder or the Holder’s broker or agent, that such security can be sold without registration under the Securities Act.
     10. Information. The Company shall furnish the following information to the Holder: (a) at any time when the Company is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon request of holders and prospective purchasers of the Securities, the Company will promptly furnish or cause to be furnished to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Securities pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Securities; and (b) while the Stockholder Agreement is in effect, the information required to be furnished by the Company to the TRC Stockholders and the Third Party TEC Stockholders (both such terms as defined in the Stockholder Agreement) pursuant to Section 3.1 of the Stockholder Agreement, in the manner and at the times provided in said Section 3.1.
     11. Miscellaneous.
          11.1 Issue Date. The provisions of this Warrant shall be construed and shall be given effect in all respects as if it had been issued and delivered by the Company on the date hereof.
          11.2 Governing Law. This Warrant shall be governed in all respects by the laws of the State of Delaware without regard to choice of laws or conflict of laws provisions thereof.
          11.3 Amendments. This Warrant may only be amended with the written consent of the Company and the Holder.
          11.4 Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered if to any Holder, at its address for notices as provided in the Credit Agreement, or at such other address as may be designated by any Holder in a written notice to the Company, if to the Company, at its address at Suite 1000, 444 7th Avenue S.W., Calgary, AB T2P 0X8, Attention: Chief Financial Officer Fax: 403-668-5805, E-mail Address

rneely@tridentexploration.ca or at such other address as may be designated by the Company in a written notice to the Holders. All such notices and other communications shall, when mailed, telegraphed, telecopied, or E-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or transmitted by E-mail, respectively
          11.5 Binding Effect on Successors. This Warrant shall be binding upon any entity succeeding the Company by merger or consolidation. All of the covenants and agreements of the Company shall inure to the benefit of the successors and permitted assigns of the Holder.
          11.6 Registration Rights. Contemporaneously with issuance of this Warrant, the Holder is executing two instruments by which the Holder becomes a party to the Company’s two registration rights agreements, both dated as of January 5, 2006, providing for certain rights of the Holder to require that the Company register the shares of Common Stock issuable upon exercise of this Warrant under applicable laws regarding the public offering and sale of securities. The Company acknowledges that in connection with an assignment of this Warrant meeting the provisions of Section 9.1 hereof, the rights of the Holder pursuant to the Company’s two registration rights agreements, both dated as of January 5, 2006, shall be assigned to the assignee of this Warrant.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: , 2006	TRIDENT RESOURCES CORP.
By:
Name:
Title:

Acknowledged and agreed:

[ ]

By:
Name:
Title:

NOTICE OF EXERCISE
     To: TRIDENT RESOURCES CORP.
     The undersigned hereby elects to purchase                      Shares (as defined in the attached Common Stock Purchase Warrant (the “Warrant”)) pursuant to Section 1.3 of the Warrant and herewith makes payment of $                     .

(Signature)

ASSIGNMENT FORM
(To assign the foregoing Warrant, execute
this form and supply required information.
Do not use this form to purchase Shares.)
     FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to
(Please Print)
whose address is
(Please Print)

Dated: ___, 20___

Holder’s Signature:

Holder’s Address: